                                                                   EXHIBIT 10.37


                          Master Purchase Agreement
                                    Between
                      Sanders, A Lockheed Martin Company
                                     And
                      Triton PCS Operating Company L.L.C.

Table of Contents
-----------------

RECITALS.................................................................  2
1.0  DEFINITIONS.........................................................  2
2.0  AFFILIATE TRANSACTIONS..............................................  4
3.0  ASSIGNMENT AND CHANGE OF CONTROL....................................  5
4.0  TERM................................................................  5
5.0  TERMINATION OF AGREEMENT............................................  5
6.0  PAYMENT TERMS.......................................................  6
7.0  PRICING.............................................................  7
8.0  ORDERS..............................................................  7
9.0  CHANGES TO SCOPE OF WORK (S) OR ORDERS..............................  8
10.0 DOCUMENTATION.......................................................  8
11.0 INSPECTION..........................................................  9
12.0 PACKING AND LABELING................................................  9
13.0 ACCEPTANCE OF DELIVERABLES..........................................  9
14.0 RETURN MATERIAL AUTHORIZATION ......................................  9
15.0 SPARES..............................................................  9
16.0 TRAINING............................................................ 10
17.0 ACCEPTANCE TESTING.................................................. 10
18.0 NEW VERSIONS OF EQUIPMENT AND SOFTWARE.............................. 10
19.0 PRODUCT DISCONTINUANCE  ............................................ 10
20.0 WARRANTY OF EQUIPMENT SOFTWARE AND SERVICE.......................... 10
21.0 EQUIPMENT & SOFTWARE MAINTENANCE & SUPPORT SERVICE PERIOD........... 11
22.0 YEAR 2000 COMPLIANCE WARRANTY....................................... 11
23.0 SOFTWARE LICENSE  .................................................. 12
24.0 TITLE AND RISK OF LOSS  ............................................ 13
25.0 PROPRIETARY INFORMATION............................................. 13
26.0 OWNERSHIP .......................................................... 14
27.0 INFRINGEMENT........................................................ 14
28.0 PRODUCT LIABILITY AND INDEMINICATION................................ 15
29.0 INSURANCE........................................................... 15
30.0 INDEPENDENT CONTRACTOR.............................................. 15
31.0 WORK ON EACH OTHER'S PREMISES....................................... 16
32.0 CUSTOMER RESPONSIBILITIES........................................... 16
33.0 SECURITY ........................................................... 16
34.0 FEDERAL REQUIREMENTS................................................ 17
35.0 NOTICES............................................................. 17
36.0 GENERAL............................................................. 17
37.0 LIMITATION OF LIABILITY............................................. 18
38.0 DISPUTE RESOLUTION.................................................. 18
39.0 NON PROSELYTIZATION................................................. 19
40.0 EXCUSABLE DELAY..................................................... 19
41.0 EXHIBITS............................................................ 20
42.0 ENTIRE AGREEMENT.................................................... 21

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                           MASTER PURCHASE AGREEMENT
                                    BETWEEN
                      Triton PCS Operating Company L.L.C.
                                      AND
                      SANDERS, A LOCKHEED MARTIN COMPANY


This Master Purchase Agreement for Equipment, Software and Services (hereafter, the "Agreement") is made and entered into this 8th day of June, 1999, (the "Effective Date") by and between Lockheed Martin Corporation, acting by and through Sanders, A Lockheed Martin Company, a Maryland corporation, having its principal place of business at 65 Spit Brook Road, Nashua, NH 03061-0868 ("Sanders") and Triton PCS Operating Company L.L.C., a Delaware limited liability company, having its principal place of business at 375 Technology Dr, Malvern, PA 19355 ("Triton PCS"). Sanders and Triton PCS may hereinafter be referred to individually as the "Party" or collectively "Parties."

The Parties agree as follows:


RECITALS

Triton PCS desires to procure equipment, software, and services that provide a means to distribute wireless personal communications services over a microwave data link from Sanders and Sanders desires to sell, license, and provide such equipment, software, and services to Triton PCS.

Triton PCS and Sanders desire to enter into an agreement on the terms and conditions under which Sanders will make available such equipment, software, planning, and engineering services to support the deployment and expansion of Triton PCS time division multiple access (TDMA) wireless personal communications services network in the event that Triton PCS places and Order or Orders.


1.0      DEFINITIONS

As used herein:

"Area" means a major or basic trading area in Triton PCS personal communications network.

"BTS" means the radio subsystem that handles Triton's PCS System radio traffic in a designated cell. The BTS includes all amplification, modulation, synchronization and other circuitry required to process a radio signal.

"Hub" means a co-located unit at the BTS site which translates the PCS frequency into a microwave frequency enabling transmittal and receive functions over a wireless data link.

"Data Link" means a unit which performs digital conversions of the data provided by the "Hub" or "Remote" and transmits the data through data link antennas to the specified location.

"Remote" means the unit located at a non-BTS site which performs bi-directional signal processing to enable transmit and receive of a microwave frequency and a wireless data link.

"System" means one "Hub" and one "Remote" which allows for the extension of a BTS sector from the "Hub" to one "Remote' site.

"Carrier" means an electrical signal at a continuous frequency capable of being modified to carry information (voice). It is the modifications or changes from the carrier's basic frequency that becomes the information carried.

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"4 Carrier Microwave Repeater system" or "4 CMR system" means one hub and one remote repeater which, in combination, will be used to transmit information on 4 carriers through data link antennas.

"6 Carrier Microwave Repeater system" or "6 CMR system" means one hub and one remote repeater which, in combination, will be used to transmit information on 6 carriers through data link antennas.

 "TDMA" means time division multiple access which is a method of digital wireless communications transmission allowing a large number of users to access (in sequence) a single radio frequency channel without interference by allocating time slots to each user within each channel (Form of Digital Modulation).

"Delivery Date(s)" means those date(s) required in the Triton PCS Order and acknowledged by Sanders to deliver.

"Equipment" means the hardware portion of the TDMA Equipment listed in Exhibit A of this Agreement.

"Facilities" means all cabling, amplifiers, towers, climate control structures, power, and infrastructure owned and operated by the Triton PCS and\or telephony Provider.

"RF Performance Acceptance Testing Procedures" shall mean the Factory Test Procedure for the Hub and Remote, and ancillary equipment which identifies the test equipment and procedures required to perform final acceptance testing. When specifically required (For the initial Production Order), the RF Performance Acceptance Test Procedure shall mean the Triton PCS-conducted testing of the mutually approved RF Acceptance Procedure (Exhibit G1) for the first two (2) systems delivered and installed in the field.

"Final Acceptance" shall mean acceptance testing by Triton PCS in accordance with the specification.

"Firmware" means the Software embedded in the Equipment that allows the Equipment to meet Specification.

"Initial Production Order" means the first order for Sanders Equipment in any Triton PCS BTA or MTA or other relevant market area which serves as the test site for Sanders Equipment.

Basic "OA&M" means the Software integration requirements that allow the Software to integrate and perform functions which enable Sanders equipment to meet the specification (See Exhibit D).

 "Order" means a binding document issued by Triton PCS or other entities as defined in 2.1, setting forth a purchase request for Equipment, Software and/or Services to be delivered or provided according to the Delivery Date set forth in the applicable Order. All Orders issued under this Agreement shall be subject to the terms of this Agreement only unless the Parties expressly agree to additional terms for that specific Order.

"Scope of Work" is a mutually agreed to document between the Parties attached hereto setting forth the requirements in providing Equipment, Software and Service in an Area to Triton PCS by Sanders. Delivery Dates for the Equipment, Software and Service are also set forth the Scope of Work in which the terms and conditions of this Agreement apply. Scope(s) of Work and other required deliverables may be added upon both Parties' Agreement and by referencing the applicable Order. Where the Scope of Work conflicts with this Agreeement, the Scope of Work will govern the this document or Order. A Scope of Work is not a requirement or prerequisite to place an Order under this Purchase Agreement.

"Service(s)" means any labor provided by Sanders hereunder, including but not limited to, network planning, engineering, installation, integration, training and/or repair services as set forth in an applicable Order.

"Software" means the computer programs and routines in object code format integral to the Hub and Remote functions, as appropriate, and contained on a magnetic tape, disc, semiconductor device, or other

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memory device or system memory and consisting of (a) hardwired logic instructions which manipulate data in the central processor and control input-output operations, and error diagnostic and recovery routines, and (b) instruction sequences in machine-readable code that control switch signaling peripheral equipment and administration and maintenance functions as well as associated documentation used to describe, maintain and use such programs and routines. Software shall not include source code unless the Parties expressly agree otherwise.

"Software Enhancements" will mean any improvements, modifications, additions, and upgrades which add additional features and functionality to the System either developed by Sanders or custom developed by Sanders for Triton PCS.

"Software License" means the license granted to Triton PCS by Sanders hereunder to use the Software in accordance with this Agreement.

"Specifications" means that document(s) attached to and incorporated into this Agreement (Exhibit D) that define the operating requirements and functionality of the Equipment and Software.

"System Element Manager" or "SEM" is a PC based control unit that allows for central management and control of the system from a climatically controlled remote location. The SEM contains modem capability for control and data interfaces to the "Hub".

"Triton PCS Affiliate or Partner" is specified in Section 2.1 of this Agreement. Prior to acceptance of any Orders from an Affiliate or Partner, the Parties agree that Sanders reserves the right to require, at its reasonable discretion, establishment of a Non-Disclosure Agreement, a letter of credit or other suitable instrument of credit guarantee, contractual points of contact, payment addressees, and any other written agreements from the Affiliate or Partner to verify their compliance with the terms of this Agreement and their ability to fulfill their Order obligations.

"Triton PCS System" means Triton PCS BTS equipment with which Sanders Equipment and Software is designed to interface with at the required frequency as set forth in the Specifications.

2.0      AFFILIATE TRANSACTIONS

         2.1 This Agreement is entered into by Triton PCS on its own behalf and for the benefit of all Triton PCS-affiliated entities or partners (each an "Triton PCS Affiliate or Partner"). An Triton PCS Affiliate or Partner is defined for the purpose of this Agreement as: a) any entity in which Triton PCS holds or controls an equity or similar interest; b) any entity which holds an equity or similar interest in Triton PCS; c) any U.S. subsidiary, and any U.S. corporation, partnership, limited liability company, limited liability partnership, joint venture or other entity controlling, controlled by or under common control with Triton PCS, directly or indirectly by or through one or more intermediaries; d) any U.S. entity that is authorized to sell digital wireless products or services under the "Triton PCS or SunCom" brand names or any other brand name(s) subsequently primarily used by Triton PCS to market its digital wireless products and services; e) any entity to whom Triton PCS is required by law, regulation or contract to provide products or services involving products or services to be provided pursuant to this Agreement; or, f) AT&T Wireless or any AT&T Wireless affiliate.

         2.2 All references to Triton PCS refer equally to each Triton PCS Affiliate or Partner executing an Order with terms in accordance with this Agreement. Triton PCS or any Triton PCS Affiliate or Partner makes no commitment, or any liability accepted, except as set forth in a properly signed Order. All communications and invoices must be directed to the Triton PCS Affiliate or Partner issuing the Order under the instructions contained in the Order. Services performed on behalf of any Triton PCS Affiliate or Partner will be invoiced to and collected from that Triton PCS Affiliate or Partner only. Only the Triton PCS Affiliate or Partner issuing a specific Order under this Agreement will incur any obligation or liability for any claim which may arise from or relate to that Order.

3.0      ASSIGNMENT AND CHANGE OF CONTROL

               3.1 Neither Party may assign all or any part of this Agreement without the consent of the other party (and such consent shall not be unreasonably withheld) except Triton PCS may assign it to a Subsidiary, Affiliate, Partner or successor through merger or acquisition of substantially all of Triton PCS's assets without such consent.

4.0      TERM

               4.1 This Agreement will commence on the date first set forth above and will continue for a period of three (3) years ("Initial Term"). This Agreement may be extended beyond the Initial Term for successive one (1) year periods by mutual written agreement of the Parties hereto (each a "Renewal Term"). The terms, conditions and provisions of this Agreement will apply to all Orders issued by Triton PCS for any Equipment, Software or Services during the Initial Term and any Renewal Term, unless otherwise agreed to in writing by the Parties.

5.0      TERMINATION OF AGREEMENT

               5.1 This Agreement will terminate at the end of the Initial Term, unless extended by mutual written agreement of the Parties hereto, in accordance with Section 4.0. Any such termination in accordance with the terms of this Agreement will in no way terminate, modify, amend or otherwise affect Triton PCS obligations to pay all sums due and outstanding or Sanders' warranties or indemnities hereunder (or the enforceability thereof) in connection with the Equipment and Software or Services provided pursuant to the terms of this Agreement.

               5.2 Termination For Cause. In addition to any other termination rights provided pursuant to the terms of this Agreement, either Party has the right to terminate this Agreement in its entirety without any penalty or payment obligation (with the exception of any down payment amount specified in Item 6.0 upon the occurrence of any Event of Default (each an "Event of Default") as set forth below. The occurrence of any of the following will constitute an Event of Default:

               (a) Either Party (i) files a voluntary petition in bankruptcy or has an involuntary petition in bankruptcy filed against it that is not dismissed within sixty (60) days of such involuntary filing, (ii) admits the material allegations of any petition in bankruptcy filed against it, (iii) is adjudged bankrupt, or (iv) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of its assets and is not discharged within sixty (60) days after his appointment; or

               (b) Either Party commences any proceeding for relief from its creditors in any court under any state insolvency statutes; or

               (c) Either Party violates any Applicable Law and the effect of such violation materially impairs the other Party's ability to perform its obligations under this Agreement; or

               (d) Either Party breaches any other provision of this Agreement and the effect of such breach impairs the other Party's ability to perform its obligations under this Agreement.

               (e) Either Party fails to make payments of undisputed amounts (considered separately and not in aggregate) of less than fifty thousand dollars ($50,000) due the other Party pursuant to the terms of this Agreement, provided that such failure has continued for at least fifteen (15) days after the Party has written notice of its intent to so terminate on account of such overdue amount.

               (f) Failure of Sanders' Equipment to pass the Acceptance Test as defined in this Agreement.

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                  5.3 Remedies. If any Event of Default exists, the non-
                  defaulting Party may, without prejudice to any other rights or remedies in this Agreement or at law or in equity, terminate this Agreement upon written notice to the defaulting Party; provided that the non-defaulting Party will have first provided to the defaulting Party the following periods of notice and opportunity to cure:

                  (a) in the case of a Event of Default specified in Subsections
                  5.2 (a) and 5.2 (b), no notice or opportunity to cure will be required from the non-defaulting Party; and

                  (b) in the case of any other Event of Default, the non-defaulting Party will have provided thirty (30) days prior written notice, and the defaulting Party will have failed to diligently pursue such cure and failed to remedy the breach entirely by the end of such thirty (30) day notice period. In the case where the defaulting Party required greater than thirty (30) days to remedy a breach, such Party shall submit a plan to the non-defaulting Party for a mutual agreement.

                  (c) If, upon receipt of a notice of breach, the allegedly breaching Party disputes the allegation, it shall so advise the notifying Party in writing questioning the breach allegation of which the period in (b) above shall not begin. Both parties shall then be obligated to promptly confer in an effort to resolve the allegation.

                  5.4 Continuing Obligations. Termination of this Agreement for any reason (i) will not relieve either Party of its obligations with respect to the confidentiality of the Proprietary Information as set forth in this Agreement, (ii) will not relieve either Party of any obligation which applies to it and which expressly or by implication survives termination, and (iii) except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, will not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination.

                  5.5 Triton PCS may terminate this agreement upon written notice to Sanders if the first two 4 CMR systems delivered hereunder are not Accepted within 30 days after delivery. Upon such termination, Triton PCS shall return the 4 CMR systems to Sanders and Sanders shall return the Initial Payment (as defined hereinafter) to Triton PCS.


6.0      PAYMENT TERMS

                  6.1 Invoices must be sent to the following address and
                      include:

                  Triton PCS Operating Company L.L.C.
                  Accounts Payable Department
                  375 Technology Drive, Malvern, PA 19355

                  (i)      the applicable Order number;
                  (ii)     the date shipment was made and the shipping point;
                  (iii) that the line item on the Order matches the line item on the invoice, including the price and description, unless there has been a price decrease.

                  6.2      Invoicing/Payments will occur at the following times:

                  6.2.1.1  Equipment:

                                 4 CMR System
                                 ------------

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                                 $54,540 per unit. Payment upon Master Purchase
                                 Agreement execution in the amount of $1,000,000 ("Initial Payment") (Concurrent execution of MPA and 440 System Order), $1,000,000 upon acceptance of the 4 CMR system, Refundable under terms of Termination (i.e. ATP non-compliance)

                                 6 CMR System
                                 ------------
                                 100% upon Delivery of each unit at $50,000 per unit

          6.2.1.2 Installation Support    $2,500 per system installation support

          6.2.1.3 Technical Services      Billable to Triton PCS monthly at an
                                          hourly rate of $150 for Engineers and
                                          $100 per hour for Technicians (No
                                          Engineering Degree)

          6.2.1.4  Software Maintenance   Pro-rated percentage monthly
                   and Support Services

          6.2.1.5  Spare Equipment:       20% on Order
                                          80% on Delivery

     6.3 With the exception of the $1,000,000 due at execution of this Agreement and placement of the Order, payment terms are net thirty (30) days and are not subject to set off or recourse. In the event Triton PCS reasonably disputes the invoice amount set forth by Sanders, then Triton PCS will so notify Sanders in writing immediately upon receipt of invoices, specifying the disputed items or issues. Triton PCS shall make payment of all undisputed amounts on the invoice and shall escrow disputed amounts within five (5) working days.

7.0  PRICING

     7.1 Pricing for Equipment, Software and Services are as set forth in Exhibit A. Pricing will remain firm for the Term of this Agreement. Execution of this Master Purchase Agreement shall be accompanied by an Order, from Triton, to Sanders, in the amount of $22,036,320 for 440 systems (excluding Spares and Installation support) units subject to the provisions set forth herein.

     7.2 All prices are net of applicable taxes and shipping charges. Triton PCS will be billed for applicable taxes unless an exemption certificate is provided by Triton PCS. Triton PCS designated carrier specified on the PO, shipping charges third party collect will ship equipment and Software purchased under this Agreement to Triton PCS. Unless Sanders is directed by Triton PCS in writing, partial shipments are authorized by Triton PCS and may be invoiced separately. Sanders shall be responsible for risk of loss of damage of goods until delivery is made in accordance with this Agreement.

     7.3 Triton PCS will be responsible to procure export licenses and comply with all U.S. and other applicable export regulations if Triton PCS intends to export or re-export Equipment and Software or require overseas Services overseas and/or in support of non-US entities.

     7.4 Sanders' hereby grants Triton PCS most favored customer status throughout the delivery period of this Agreement for the 440 CMR systems ordered. Should Sanders subsequently sell Equipment to any other domestic customer at prices lower than those cited in Exhibit A then (i) this Agreement shall be amended so as to cause Sanders to provide Triton PCS with such more favorable prices and terms for all future purchases or undelivered units.

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*Note: 6.2.1.2 In addition to on-site installation support to the Triton CMR installation team, Sanders is prepared to support Triton in resolving any initial operational or performance anomalies beyond basic installation and turn-on. Qualified technical representatives will be on-site to support such anomalies. This support will conclude upon successful operation of the unit to specification.

8.0  ORDERS

          8.1 Triton PCS may exercise its right to order Equipment, Software and Services by providing Sanders with an Order in writing, by original document, or fax. Each such Order must set out the Contract number, the Scope of Work number, model number, description of the Equipment, Software or Services being ordered, quantity, price, ship-to location, and requested Delivery Dates and references to this Agreement. Triton PCS shall have an obligation to buy, and Sanders shall have an obligation to sell, a quantity of 8 each 4 CMR systems under Order to Triton and 432 each 6 CMR systems under Order to Triton (200 6 CMR systems in calendar year 2000 and 232 6 CMR systems in calendar year 2001). Sales of 6 CMR systems to other Sanders' customers shall be credited toward Triton PCS' obligation.

          8.2 All Orders placed with Sanders are subject to the terms and conditions of this Agreement and all additional terms and conditions of any mutually agreed to Scope of Work. This Agreement, Scope of Work and the acknowledged additional terms contained on the face of Triton PCS Order shall take precedence over generic printed forms that these documents or any Sanders' invoice may have.

          8.3 Upon execution of this Agreement and following Acceptance of the 4 CMR systems, Triton PCS will provide Sanders a monthly, non-binding, rolling forecast for twelve (12) months of estimated delivery dates for the 400 6 CMR systems and any additional 6 CMR systems requirements in a format mutually agreeable between Sanders and Triton PCS. Triton PCS understands that to secure the forecasted Equipment, it must place an Order no later than three (3) months prior to its required Delivery Date.

          8.4 Once an Order is placed, the following cancellation charges apply on Orders canceled without cause:

               8.4.1 First 8 4 CMR Systems ordered - No cancellation provision
               8.4.2    432 6 CMR Systems:
                        Cancellation cost of $20,000 per system against minimum quantity order of 200 in FY 2000. Payable on 30 December 2000. If Triton has taken delivery 80% of the units within the specified period, Sanders shall grant a three month (3) grace period on the balance of Systems. Cancellation cost of $23,000 per system against minimum quantity Order of 200 in FY 2001. Payable on 30 December 2001. If Triton has taken delivery 90% of the units within the specified period, Sanders shall grant a three month (3) grace period on the balance of Systems.

               8.4.3    Any Orders beyond the 440 CMR Systems
                        91-120 days prior to delivery   -    10% of Order value
                        61-90  days prior to delivery   -    20% of Order value
                        31-60  days prior to delivery   -    30% of Order value
                        1-30   days prior to delivery   -    Not cancelable

9.0  CHANGES TO SCOPE OF WORK(S) OR ORDERS

     9.1 Any Order placed hereunder may be altered only by express mutual agreement of both Parties. In such event, Sanders will use reasonable efforts to comply with such change requests at no charge to Triton PCS. However, if such changes result in a decrease or increase in cost, in the time for delivering or in performance of the Order, a mutually acceptable adjustment in the price, delivery time or performance will be made to the Order before work is performed. If Sanders determines that it can comply with part or all of a change request, it will advise Triton PCS promptly in writing.

         9.2 If Sanders finds that it must make changes to the Equipment, Software and/or Services that Triton PCS has on Order or has been agreed to be provided in a Scope of Work with Sanders that affects form, fit, function or performance or are required for purposes of safety, Sanders will provide Triton PCS with prior written notice of such change. Triton PCS will then in its sole discretion, either sign the document allowing the change and accepting the change or reject the change in writing without penalty or charge to Sanders. Upon such rejection, Sanders will supply the Equipment, Software and/or Services as specified in the order.

10.0     DOCUMENTATION

         10.1 Sanders will provide Triton PCS with access to relevant product documentation, planning and engineering guides as specified in Exhibit A to enable Triton PCS to reasonably install and maintain the Equipment and Software.


11.0     INSPECTION

         11.1 Equipment and Software may be inspected by Triton PCS prior to delivery by Sanders on a non-interference basis. Sanders must provide, without charge, reasonable assistance for such inspections. Triton PCS may require re-testing by Sanders if a documented quality problem is identified during inspections.

         11.2 Triton PCS' right to inspect and test in the event of an identified and documented quality problem does not relieve Sanders from its testing, inspection, warranty and quality control obligations.

         11.3 Sanders will inspect Equipment and Software prior to shipment in accordance with its normal practices. Sanders reserves the right to charge for other inspections or tests requested by Triton PCS

         11.4 Sanders will use reasonable commercial efforts to establish and maintain a quality system conforming to acceptable industry practices.

         11.5 Sanders will provide a Certificate of Compliance and Certified Test Data for each "Order". The Test Data Sheet shall be in Sanders' format and shall reflect the successful completion of the Factory Acceptance Test Procedure.

12.0     PACKING AND LABELING

         12.1 Sanders will properly pack and label all shipments in accordance with Sanders' commercial packing, packaging and marking procedure. Sanders will charge a reasonable fee for packing and/or packaging for non-standard shipping or packaging that Triton PCS may request. Sanders will provide labeling and packaging of the Equipment and Software to indicate the Order number, model number, serial number and any labeling required by the FCC.

13.0     ACCEPTANCE OF DELIVERABLES

         13.1 Sanders will deliver all Ordered Equipment, Software and Services according to the agreed to times set forth in an Order and/or applicable Scope of Work. A failure of Sanders to deliver by the Delivery Date(s) may cause Triton PCS damages which will be impracticable to calculate. Where shipments from Sanders to Triton PCS, do not meet the Delivery Date set forth in Exhibit A, then Sanders shall pay liquidated damages for late delivery or performance as follows: If delivery on the Delivery Date is delayed more than seven (7) days beyond the Delivery Date for those items, Sanders agrees to pay liquidated damages in the sum of two percent (2%) of the price of the delayed item set forth in the Order for each business week or partial business week after the seventh day period, with a cap of twenty percent (20%) on the delayed item. Acceptance criteria will be as specified in this Agreement. Sanders' payment of such damages shall constitute Triton PCS' sole remedy for late delivery of that item and a waiver by Triton PCS of its rights under Section 5.

14.0     RETURN MATERIAL AUTHORIZATION

         14.1 Returned Equipment and Software must be accompanied with a Sanders-provided Return Material Authorization (RMA) number. Sanders will issue Triton PCS an RMA number within twenty-four (24) hours of initial request by Triton PCS.

         14.2 Triton PCS will return all allegedly defective Equipment and Software freight prepaid and Sanders will repair or replace the defective Equipment and/or Software in accordance with the applicable specifications to this Agreement. Spare Equipment and Software may be shipped to Triton PCS while Equipment or Software is being repaired.

15.0     SPARES

         15.1 Spares shall be procured with the initial Production Order. The list of spares to be delivered to Triton PCS is set forth in Attachment 1 of Exhibit A. Sanders agrees to support the Triton PCS maintenance requirements through the sale of spare components at the recommended sparing levels.

16.0     TRAINING

         16.1 Sanders will provide to Triton PCS training, prior to Final Acceptance of Sanders Equipment and Software, and subsequent training, [prior to Sanders delivery], for new releases, enhancements and maintenance releases of Sanders' Equipment and Software which Triton PCS procures. Sanders' training will be provided at a mutually agreed upon location for requisite Triton PCS training personnel, consultants and agents. The schedule, deliverables, materials, location and attendees for training will be mutually developed and agreed to by both Parties with training content to be presented in different formats, (if applicable) depending on the operational and user interface level of course content and Triton PCS needs.

         16.2 Sanders grants permission to Triton PCS to make copies of the material provided in any training received from Sanders, for internal Triton PCS use in conjunction with Sanders Equipment and Software.

         16.3 Promptly, upon execution of this Agreement, Sanders will establish a training coordinator and will ensure that Triton PCS receives training as set forth above.

         16.4 Sanders agrees that all its personnel directly assigned to provide training Services under this Agreement will be adequately trained on Sanders' Equipment. Furthermore, Sanders will provide for the periodic technical training of Sanders' personnel such that the Sanders personnel providing Services subscribed to by Triton PCS will receive the necessary understanding of current technology and capabilities.

         16.5  Sanders' prices for training are set forth in Exhibit A.

17.0     ACCEPTANCE TESTING

         17.1 Acceptance testing shall be based upon Sanders conduct of the Factory Acceptance Test, and delivery of the hardware to the FOB point (Sanders facilities)as specified in G2. Field acceptance testing shall be conducted by Triton on the first two 4 CMR and 6 CMR systems delivered in accordance with Exhibit G1. Triton has the right to cancel the order in the event that the 4 CMR or the 6 CMR unit fails Field Acceptance Testing within 30 days of product delivery.

18.0     NEW VERSIONS OF EQUIPMENT AND SOFTWARE

         18.1 Sanders will provide Triton PCS sixty (60) days prior notice of all New TDMA Equipment, software or services that Sanders plans to offer for sale to the general public.

         18.2 Sanders shall use best efforts to evaluate and design a 12 CMR system. Triton PCS shall have the option to purchase any such 12 CMR System from Sanders at such price and on such terms as may be mutually agreed to by the Parties. In the event that Sanders is unable to provide a 12 CMR design that meets Triton's needs by December 31st, 1999, the cancellation cost for the 432 units will be reduced to $10,000 per system.

19.0     PRODUCT DISCONTINUANCE

         19.1 Sanders will provide Triton PCS with a six (6) month prior written notice if Sanders elects to discontinue the manufacture of any TDMA version of the Equipment or discontinue its support a version of Software which Triton PCS has not previously procured. Sanders will allow Triton PCS the opportunity to make a reasonable, "life-time" purchase of Equipment and/or license of Software to be discontinued. Sanders will maintain the ability to repair, maintain or supply replacement parts or their functional equivalent for a period of two (2) years from discontinuance of such Equipment or Software to Triton PCS. Sanders will allow Triton PCS to order such replacement parts through Sanders.

20.0     WARRANTY OF EQUIPMENT, SOFTWARE AND SERVICE

         20.1 The warranty provisions in Exhibit B hereto set forth the warranty and remedies that Sanders provides Triton PCS for any Order placed under this Agreement.

         20.2 Sanders will also offer Triton PCS a three (3) year extended warranty plan for the Equipment and Software acquired under any Order ("Extended Maintenance Program") which may be purchased for a period of thirty (30) days after expiration of the original warranty period which Triton PCS may elect to purchase said plan at its sole discretion, as specified in Exhibit A.

21.0     EQUIPMENT AND SOFTWARE MAINTENANCE AND SUPPORT

         21.1 Maintenance and Support Service. Sanders will perform the Equipment and Software Maintenance and Technical Support Services to the extent procured by Triton PCS as described in Exhibit F of this Agreement (the "Equipment and Software Maintenance and Technical Support Service Program").

         21.2 Sanders will also designate an Account Director who will: a) be available to Triton PCS at reasonable times; b) be responsive to Triton PCS questions, problems and concerns; c) be on-site at critical phases, including testing and integration; and d) be the primary liaison between Sanders and Triton PCS for planning, implementation and support e) have access to executive management to resolve issues and concerns in a timely manner.

               21.3 Sanders will immediately notify Triton PCS by telephone of any high priority problems with the Equipment or Software and its resultant corrective action. Any corrective upgrade, update, enhancement, release, fix, correction, or modification to the Equipment or Software released by Sanders to Triton PCS will be marked accordingly and promptly delivered to the Triton PCS shipping address set forth in the Scope of Work.

22.0     YEAR 2000 COMPLIANCE WARRANTY

         22.1 Sanders warrants that the Software licensed under any Order is Year 2000 Compliant. For purposes of this Agreement, Year 2000 Compliant" means that the Software will perform, operate and function when used prior to, during and after the calendar year 2000 A.D. without error relating to date data, specifically including any error to, or the product of, date data which represents or references different centuries or more than one century, and including without limitation of the foregoing, the ability of the Software to:

               (a) Manage and manipulate data involving dates, including but not limited to, single century, multi-century and leap year formulas, without causing an abnormal end to the application or generating incorrect values involving such dates;

               (b) Provide that all date-related user interface functionalities and data fields include the indication of century;

               (c) Provide that all date-related data interface functionalities and data fields include the indication of century;

               (d) Provide that all date-related user interface functionalities include the indication of century; and

               (e) Provide that all logic pertaining to dates will work within the context of the Software to enable a user to easily identify or use the century portion of any date fields without special processing.

         22.2 The foregoing warranty shall not apply in the event that the noncompliance is caused by the following:

               (a) The Software is combined, or used in connection with, software that is not Year 2000 compliant; or

               (b) The Software is altered, modified, or enhanced by a party other than Sanders

EXCEPT AS SET FORTH IN EXHIBIT B, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND OF MERCHANTIBILITY.


23.0     SOFTWARE LICENSE

         23.1 Right To Use (RTU) License. For each Software acquired under an Order, Triton PCS is hereby granted a perpetual, non-exclusive, non-transferable, fully paid-up, object code license to use the Software] in a given Area solely in conjunction with Equipment provided under this Agreement ("RTU License"), subject to payment of any fees in accordance with the terms of this Agreement and the Scope of Work. This RTU license does not apply to use of the Software with equipment purchased from other than Sanders but which performs substantially the same function as Equipment purchased from Sanders under this Agreement. The RTU License granted hereunder includes any Triton PCS Affiliate and Partner as defined in this Agreement. This license automatically extends to all updates or upgrades supplied by Sanders to Triton PCS.

         23.2 Reverse Engineering. Sanders expressly prohibit Triton PCS from reverse engineering any Software and Equipment provided under this Agreement.

         23.3 Software Maintenance and Support Service Program. Beginning with the Final Acceptance of the Equipment and Software installed, Sanders will make available to Triton PCS a Software Maintenance and Support Service Program at an annual cost set forth in Exhibit A. Such program will provide Triton PCS with the services described in Exhibit F. Sanders agrees to support the Software and Software Product with a Software Maintenance and Support Service Program for a minimum of five (5) years from expiration of its warranty at the pricing stated in the Exhibit A.

         23.4 Future Support. Sanders' on-going support of the Equipment and Software past the initial five (5) years, including corrections of non-conformance, technical support and annual Software maintenance releases, may be provided by Sanders at the agreed to then-current Sanders Extended Software Maintenance and Support Service Program fee.

          23.5 Supplier provided Third Party Software. During the term of this Agreement, Sanders will maintain interoperability of Sanders' Software with third Party software either embedded in the Equipment or operating on its own which Sanders supplies or authorizes. Triton PCS will provide reasonable advance written notice of any third Party software substitutions or additions and the Parties will amend the Scope of Work and Specifications accordingly.

          23.6 Alterations to Software. Any alterations or modifications to the Software and/ any its source code subsequently provided by Triton PCS will void all warranties and obligations of Sanders under this Agreement as to such Software and any Equipment which such Software is used in conjunction with. Any alterations and modifications which are made to the Software by Sanders at Triton PCS request will allow Sanders to: a) charge Triton PCS additional fees for any additions made that increase Sanders' requirement to meet Specifications to account for such alterations and modifications, and b) charge Triton PCS a reasonable inspection fee to confirm, to Sanders' reasonable satisfaction, the functionality of the software developed, compatibility of such alteration or modification of the software and the resultant suitability for coverage under the warranty or Equipment and Software Maintenance and Support Service Period. Such fee charged for such additions will be consistent with the fees charged for the same (or similar) software as described in the Scope of Work, and will be pro-rated as necessary to make charges coterminous with existing warranty or the Equipment and Software Maintenance and Support Service Period. If no maintenance fee for similar software exists, Sanders will decide upon a reasonable fee. If software alterations or modifications are outside the realm of Sanders' expertise, or servicing abilities, Sanders and Triton PCS will come to a mutual agreement on the handling of such changes to the Equipment and Software.

          23.7 Relocation. Triton PCS will have the right to relocate the Equipment and/or Software, either temporarily or permanently, as the case may be, with notice of such relocation given within 30 days thereafter to Sanders, and without any charge, provided the relocation is done by Triton PCS at Triton PCS expense. Sanders will have the right to inspect and test any such relocated Equipment and Software to ensure functionality in accordance with the specifications contained herein. Should the Equipment or Software fail such inspection or test as a result of the relocation, the warranty provisions contained herein shall become null and void with respect to such relocated Equipment and Software.

          23.8 Maintenance Releases. Sanders warrants that any and all Software maintenance releases made to the Software by Sanders will not adversely affect the operability or maintainability of Triton PCS System.

          23.9 Software Documentation. Existing documentation on all object code will be provided to Triton PCS prior to release of any Software maintenance release. Such Documentation will be provided in an electronic format of Triton PCS designation.

24.0 TITLE AND RISK OF LOSS

     24.1 Title and risk of loss of any Equipment delivered (but in no case Software) furnished to Triton PCS pursuant to this Master Purchase Agreement and any Orders issued hereunder will pass to the Triton PCS upon delivery thereof. Delivery shall be free on board (F.O.B.) at Sanders Facility.

25.0 Proprietary Information

     25.1 Each Party acknowledges that while performing this Agreement it may have access to trade secrets owned by the other Party , including, but not limited to, products or planned products, service or planned service, suppliers, data, financial information, computer software, processes, methods, knowledge, inventions, ideas, marketing promotions, discoveries, current or planned activities, research, development or other information relating to the other Party's business activities or operations or those of its suppliers ("Proprietary Information").

     25.2 This Agreement creates a confidential relationship between Triton PCS and Sanders. Each Party will keep the other's Proprietary Information confidential and, except as authorized by each Party in writing, Each Party may only use Proprietary Information to perform this Agreement, and may only make copies necessary for performing this Agreement. Each Party will label all Proprietary Information as proprietary. Upon cessation of work, or upon either Parties request, proprietary information will immediately be returned to the requesting Party including all proprietary documents and other proprietary materials that contain or relate to Proprietary Information.

     25.3 The terms and conditions of Pre-existing Non-Disclosure Agreements shall remain full effect and force in accordance with their expiration and protection provisions.

     25.4 Proprietary Information does not include information that a Party can demonstrate by written documentation:

          (a) is rightfully known to such Party prior to negotiations leading to this Agreement;
          (b) is independently developed by that Party without any reliance on Proprietary Information;
          (c) is or later becomes part of the public domain or is lawfully obtained by that Party from a third Party.

     25.5 Each Party acknowledges that disclosure of Proprietary Information by the other may cause irreparable injury, that is inadequately compensable in monetary damages. Accordingly, either Party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section, in addition to any other remedies at law or in equity.

26.0 OWNERSHIP

     26.1 All equipment, materials, drawings, software or data that Sanders receives directly from Triton PCS is the property of Triton PCS ("Triton PCS Property"). Sanders must return all Triton PCS Property upon Triton PCS request, or upon the termination or expiration of this Agreement, whichever is earlier. Sanders is responsible and must account for all Triton PCS Property. Triton PCS Property may only be used in Sanders' performance of this Agreement. Triton PCS may inspect any agreements and associated records, including invoices, by which Sanders acquires Triton PCS Property.

     26.2 Triton PCS and Sanders agree that all intellectual property generated, conceived or developed or furnished under this Agreement by either Party, including but not limited to proprietary information, inventions conceived or reduced to practice as a result of this Agreement, and any resulting patents and/or copyrights, are the sole property of the developing Party. The technical data and intellectual property contained in all deliverables, copyrighted materials including but not limited to manuals and software, developed under this Agreement by Sanders and provided with the Equipment as deliverables, belong to Sanders. In the event that Sanders uses any proprietary programs in performance of any Services, Triton PCS will not acquire proprietary rights to such programs unless separately licensed by Sanders.

     26.3 In consideration of Triton PCS Final Acceptance of the Equipment and Services from Sanders, Sanders hereby grants to Triton PCS under patents associated with the Equipment or parts thereof and Software which Sanders owns or has an unconditional and absolute right to license, a limited fully paid-up, worldwide royalty-free, non-transferable non-exclusive license ("Patent License") to utilize Sanders' Equipment and Software in connection with Triton PCS use of the Equipment and Software to provide wireless telecommunications services in the area. The Patent License includes the right to use not only the Equipment and Software hereunder, but also combinations of the Equipment and Software with other equipment and software which are used by Triton PCS in the provision of wireless telecommunications services in conjunction with the Equipment. This license does not extend to Equipment or Software produced by a manufacturer other than Sanders, which Equipment or Software performs the same function as any Equipment or Software provided by Sanders hereunder. The Patent Licenses includes those patents existing on the date of this Agreement and those patents which come into existence during the Initial Term of this Agreement. The Patent License will continue for the entire unexpired term of the last such patent to expiration.

     26.4 Both parties agree that Sanders and Triton may generate joint inventions. In such cases of joint inventions, patent application will be jointly prosecuted and the inventions, as well as resulting patents, if any, will be jointly owned, and either party may utilize such inventions and/or patents in any manner whatsoever without obligation of any kind to the other party. Sanders will reasonably cooperate with Triton (including filing joint applications) in obtaining any possible patents.

27.0 INFRINGEMENT

     27.1 Sanders will hold Triton PCS harmless from any loss, damage or expense (including reasonable attorney fees) resulting from infringement of U.S. Patents, trademarks, copyrights, or any other intellectual property right in connection with the purchase or use of Sanders delivered Equipment and/or Software. If Triton PCS is prevented from using any Equipment or Software by injunction or court order because of such infringement, Sanders will, at its expense and election, either:

          (i) obtain the right for Triton PCS to continue using the Equipment or Software;
          (ii) replace the Equipment or Software with a non-infringing substitute; or
          (iii) modify the Equipment or Software to make it non-infringing.

     27.2 Sanders will solely control and defend or settle, at its option, any action or suit for which it is responsible hereunder. Triton PCS must promptly notify Sanders of any claim of infringement for which Sanders is responsible and cooperate fully in the defense of such claim. Triton PCS will also make available to Sanders all defenses against claims for such loss, damage or expense known to or available to Triton PCS.

     27.3 Sanders has no obligation or liability for any claim based on: use of the Equipment or Software with equipment, devices or programs not designed by Sanders; modification of the Equipment or Software; or Sanders' adherence to Triton PCS instructions or directions, in which case Triton PCS will hold Sanders harmless from any loss, damage or expense (including reasonable attorney fees).

28.0 PRODUCT LIABILITY AND INDEMNIFICATION

     28.1 In the event that Triton PCS receives a claim that the Equipment or any part thereof has caused damage or injury to others, Triton PCS will promptly notify Sanders in writing of all such claims. Sanders will defend or settle such claims and will indemnify and hold Triton PCS and any officer, director, manager, member affiliate or subsidiary thereof ("Indemnified Party") harmless for any costs, liabilities or damages including reasonable attorney fees which Indemnified Parties may be required to pay as the result of defective Equipment or negligence or willful misconduct of Sanders, its agents, or its employees. Sanders will further indemnify and hold Triton PCS harmless from and against, any and all suits or claims for personal injury or property damage arising, or allegedly arising from, Sanders performance or non-performance of this Agreement.

     28.2 For its part, Triton PCS agrees to defend, indemnify and hold harmless Sanders, its officers, directors, employees and subcontractors from and against any costs, liabilities or damages (including reasonable attorney's fees) arising from suits and claims relating to defects the system into which Sanders' Equipment and or Software is being integrated into or integrated and for personal injury and property damage caused by Triton PCS and/or their employees and agents.

29.0 INSURANCE

     29.1 During the Initial Term and any Renewal Term of this Agreement, Sanders must obtain and maintain at Sanders' expense, with financially reputable insurers licensed to conduct business in all jurisdictions where work is performed and that are reasonably acceptable to Triton PCS, not less than the following insurance written on an "occurrence basis":

               (a) Workers' compensation as required under any workers' compensation or similar law in the jurisdiction where work is performed, with an Employer's Liability limit of not less than $1,000,000 per accident;
               (b) Commercial General Liability, including coverage for Contractual Liability and Products/Completed Operations Liability, with a primary limit of not less than $1,000,000 combined single limit per occurrence for bodily injury, personal injury and property damage liability, together with umbrella or excess coverage not less than $5,000,000 naming Triton PCS as an additional insured.
               (c) Business Auto insurance covering ownership, maintenance or use of any owned, non-owned or hired automobile with a limit of not less than $1,000,000 combined single limit per accident for bodily injury, including death and property damage liability, naming Triton PCS as an additional insured;
               (d) "All Risk" Property insurance covering not less than the full replacement cost of Sanders', if any, personal property while on Triton PCS premises. Sanders will ensure that subcontractors performing work on Triton PCS premises, if any, also have adequate "All Risk" property insurance.

         29.2 Sanders must, as a material condition of this Agreement, prior to commencement of any work and prior to any renewal of insurance, deliver to Triton PCS a certificate of insurance satisfactory in form and content to Triton PCS, evidencing that the above insurance, is in force and will not be canceled or materially altered without first giving Triton PCS thirty (30) days prior written notice.

30.0     INDEPENDENT CONTRACTOR

         30.1 Sanders, its subcontractors, employees or agents are independent contractors for all purposes and at all times. Sanders has the responsibility for, and control over, the means and details of providing the Equipment, Software and performing the Services, subject to Triton PCS inspection. Sanders will provide all training, hiring, supervising, hours of work, work policies and procedures, work rules, compensation, payment for expenses and discipline and termination of its employees.

         30.2 Sanders must comply with laws, regulations and orders relating to equal employment opportunity, workers' compensation, unemployment compensation and FICA. Upon request, Sanders will furnish Triton PCS with Sanders' EEO policies and procedures, verification of unemployment compensation, FICA and the number of hours any individual performs Services for Triton PCS within any twelve (12) consecutive month period.

         30.3 Triton PCS will incur no responsibility or obligation to employees, agents, subcontractors or other parties utilized by Sanders to perform this Agreement. Such person or Parties will, at all times, remain employees, agents or subcontractors (whichever is applicable) of Sanders.

         30.4 Sanders is solely responsible for payment of wages, salaries, fringe benefits and other compensation of, or claimed by, Sanders' employees including, without limitations, contributions to any employee benefit, medical or savings plan and is responsible for all payroll taxes including, without limitation, the withholding and payment of all federal, state and local income taxes, FICA, unemployment taxes and all other payroll taxes. with respect to maintenance of workers' compensation coverage on Sanders' employees.

         30.5 Sanders will ensure that its employees, agents and subcontractors to comply with the terms and conditions of this Agreement.

         30.6 Sanders is prohibited from carrying firearms, explosives or ammunition onto Triton PCS premises or using or carrying weapons while performing work on Triton PCS behalf or attending Triton PCS sponsored activities. Sanders further agrees to comply with any postings or notices located at Triton PCS premises regarding safety, security or weapons.

31.0     WORK ON EACH OTHER'S  PREMISES

         31.1 If one Party's performance under this Agreement involves performance on Triton PCS premises, the visiting Party must take necessary precautions to prevent injury to persons or property during the work and adhere to security procedures of the other Party.

32.0 CUSTOMER RESPONSIBILITIES: Triton shall be responsible for the following:

 .    Provide access to Triton PCS tower and equipment sites in support of initial testing, operation and optimization

 .    Provide primary and back up power with specified connections

 .    Provide PCS antennas and cables that meet the Specification

 .    Provide and install tower top low noise amplifiers as specified by Sanders

 .    Concrete pads configured for 4 and 6 CMR systems

 .    Installation and operation of all equipment (Sanders has priced installation support)

 .    Antenna location, installation and alignment on towers to specified parameters

33.0     SECURITY

         33.1 Security access rights to Triton PCS premises will be designated by Triton PCS. Sanders will abide by all procedures and policies applicable to Triton PCS premises access rights and ensure compliance by its employees, agents and subcontractors.

         33.2 Software security will be followed by Sanders and Triton PCS for any application used by the other Party. Triton PCS will designate the required Triton PCS software access to Sanders' employees and will make the request to Sanders for Sanders software access for Triton PCS employees.

         33.3 Each Party will be responsible for any loss of the other Party's property arising out of or relating to the negligent act or omission of the first Party. Each will reimburse the other for any loss of property at replacement cost.

34.0     FEDERAL REQUIREMENTS

         34.1 If Triton PCS or the federal government determines that an Order placed under this Agreement supports specific requirements included in a Triton PCS contract or subcontract with the federal government, Sanders will be subject to certain federal acquisitions regulations ("FARs") contained in Triton PCS contract or subcontract. Sanders will be subject only to FARs that must be included in all subcontracts as a matter of law for purchase of "Commercial Items" as the term is defined in FAR. Triton PCS acknowledges that Sanders Equipment and Software are "Commercial Items" within the definition of FAR 2.101 and FAR Part 12. The applicable Government contract number will be referenced on the affected Order.

         34.2 Should Triton PCS become subject to federal government reporting requirements as a prime contractor or subcontractor under this Agreement, Sanders agrees to make an accounting, upon request, of dollars that are subcontracted to firms that are Small Businesses, Small Disadvantaged Businesses, or Women-Owned Businesses under Small Business Administration regulations. These dollars will be reported in writing to Triton PCS.

35.0     NOTICES

         Communications relating to this Agreement must refer to this Agreement, identifying the Scope of Work and the applicable Order number, and shall be sent either by certified mail, return receipt requested; telex; confirmed facsimile; or overnight mail to the following points of contact:

Triton PCS:       Triton PCS Operating Company L.L.C.
                  375 Technology Dr
                  Malvern, PA 19355
                  Attn.:       Mr. Shekhar Deshpande
                  Phone No:    (610) 722 4439
                  Fax No:      (610) 993 2683


Sanders:          Sanders, A Lockheed Martin Company
                  955 Perimeter Road
                  Manchester, NH 03103
                  Attn.:       Mr. Roger D. Duke
                  Phone No.:   (603) 645 5771
                  Fax No.:     (603) 645 5461

Either Party may change its point of contact by written notice to the other
Party.

36.0     GENERAL

         36.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of laws provision.

         36.2 Waiver. The waiver of a breach of any term of this Agreement will not constitute the waiver of any other breach of the same or any other term.

         36.3 Severability. If certain provisions of this Agreement are held to be unenforceable, the remaining provisions will remain in effect, to be construed as if the unenforceable provisions were originally deleted.

         36.4 Survival. Provisions intended by their content to survive the performance, termination or cancellation of any Order, will also survive the termination or Renewal Term of this Agreement

         36.5 Publicity. Triton PCS agrees to allow Sanders to view Sanders' Equipment and Software in their installed/working configuration in the deployed sites. Sanders shall provide advance notification of such viewing and shall not inconvenience Triton PCS staff. Both parties shall work together to coordinate a mutually acceptable date and time. Triton PCS will in no way restrict Sanders' advertisement or marketing of Sanders' products in network(s). Sanders shall not use Triton PCS name in advertisements or promotions without Triton PCS permission.

         36.6 Remedies. All remedies available to either Party under this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy shall not be construed as election of a sole remedy to the exclusion of other remedies.

37.0     LIMITATION OF LIABILITY

Notwithstanding anything to the contrary contained herein, neither Party shall be liable to the other for any indirect, special, punitive, exemplary, incidental or consequential damages, whether foreseeable or not, relating to or arising out of this Agreement. In no event shall direct damages exceed the value of the contract.

38.0     DISPUTE RESOLUTION

         38.1 General. Should a dispute arise under the Agreement which cannot
              -------
be resolved informally between the Parties the dispute will be settled as set forth in this Section 37 without litigation, and either Party may request that such dispute be submitted to arbitration in accordance with this Section 37 for resolution. The provisions of this Agreement shall apply and control where any dispute may arise under this Agreement. Except for a dispute concerning compliance in the case of a suit to compel compliance with this dispute resolution procedure, the Parties agree to use this dispute resolution procedure as the sole and exclusive means of resolving any controversy or claim arising out of or related to this Agreement or its breach except that either Party may seek injunctive relief to protect against the misappropriation or wrongful conversion of its technology.

         38.2 Escalation. If the Parties shall have any dispute with respect to
              ----------
the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, then a Party may notify the others in writing that it desires to elevate the dispute or claim to the Vice President of Network for Triton PCS and the General Manager of Telecommunications for Sanders, for resolution. Upon receipt by the other Parties of such written notice, the dispute or claim shall be so elevated and two executives referenced herein shall negotiate in good faith and each use its reasonable best efforts to resolve such dispute or claim within thirty (30) days after receipt. The location, format frequency and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussion and correspondence among the representatives specifically for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described in
Section 37.3. Documents identified in or provided with such communications, which are not expressly prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such arbitration.

         38.3 Dispute Resolution.
              ------------------

                           38.3.1 Request for Arbitration. In the event that a
                                  -----------------------
         claim, controversy or dispute between Parties to be resolved in accordance with this Section 37 under Section 37.2 above is not resolved by use of the claims procedures described in Section 37.2, either Party may, within thirty (30) days after the two executives referenced in Section 37.2 have met to address the claim, controversy or dispute, request arbitration of the issue.

                           38.3.2 Notice. A Party may request arbitration by
                                  ------
         giving the other Parties written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim and the requested relief demanded. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as amended by this Agreement.

                           38.3.3 Panel of Arbitrators. The Parties shall select
                                  --------------------
         a panel of arbitrators as follows: Triton PCS shall select one independent arbitrator shall within fifteen (15) days of the notice required in Section 37.3.2, one independent arbitrator shall be selected by Sanders within the same period of time, and those arbitrators shall select a third independent arbitrator within fifteen
         (15) days from the date both are selected.

                           38.3.4 Procedure. Upon either Party's request for
                                  ---------
         arbitration, within thirty (30) days following delivery of the notice referenced in Section 37.3.2 above, arbitrators shall be selected as required by Section 37.3.3 above to hear the dispute in accordance with AAA rules. For the three (3) arbitrator panel, the decision of a majority shall control. The arbitration shall be held in a location mutually acceptable to the Parties or at a neutral venue if the Parties do not reach agreement on location.

                           38.3.5 Costs and Authority. The costs of arbitration,
                                  -------------------
         including the fees and expenses of the arbitrators, shall by shared equally by the Parties unless the arbitration award

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

         provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that this provision and the arbitrators' authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-016 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrators shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrators have the authority to make any award that provides for punitive or exemplary damages. The arbitrators' decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

39.0     NON PROSELYTIZATION

         Sanders Telecommunications Systems business unit and Triton PCS recognize that their respective employees are a valuable asset and instrumental to the proper and timely performance of Orders issued under this Agreement. Both Parties agree not to solicit, proselytize, nor recruit the employees from the other's business unit involved in this Agreement for the Initial Term of the Agreement. This restriction shall not prevent either Party from general advertising and recruitment campaigns nor shall it restrict any employee of either Party from applying for a position with the other Party.

40.0     EXCUSABLE DELAY

         The following shall constitute reasons for excusing Sanders' delay with a limitation of sixty (60) days in supplying Equipment and Software in accordance with previously agreed to delivery dates; acts of God, fire, flood, unexpected obsolescence of a critical component, bankruptcy of a critical component vendor, untimely access to Triton PCS Network and premises, delays caused by Triton PCS which are not within Sanders' control, or delays caused by any of the specified schedule interdependencies specified in Exhibit E. If any delay exceeds 60 days, the parties shall confer to negotiate an equitable adjustment to the Order(s) affected by the delay.


41.0     EXHIBITS.

         41.1 The following exhibits are attached to and incorporated by this
Agreement:

         Exhibit A    Equipment, Software and Services Prices and Discounts.
         Exhibit B    Sanders' Warranty and Maintenance Period Provisions
         Exhibit C    Sanders' Return Policy and Procedure
         Exhibit D    Specifications
         Exhibit E    Schedule Interdependencies
         Exhibit F    Sanders Software Maintenance and Support Services Pricing
         Exhibit G1   RF Performance Acceptance Test Procedure (Demonstration)
         Exhibit G2   TDMA Repeater Factory Acceptance Test Procedure
                      (Production Unit)*


*  Deliverable to Triton 30 days prior to first unit delivery.

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

42.0     ENTIRE AGREEMENT

         This Agreement, together with the Exhibits identified in Section 41.1, constitutes the entire agreement between the Parties with respect to the subject matter contained herein and may not be revised nor modified without a specific written amendment, signed by both Parties.



Triton PCS Operating Company L.L.C        LOCKHEED MARTIN CORPORATION
  /s/ Clyde Smith                         Sanders, A Lockheed Martin Corporation

By: Triton Management Company, Inc,       By: /s/ Roger D. Duke
      its Manager                             ----------------------------------

Name:  Clyde Smith                        Name:  Roger D. Duke
     ---------------------------------          --------------------------------

Title: Executive Vice President & CTO     Title:  Contracts Manager
      --------------------------------           -------------------------------

Date:   6/8/99                            Date:    6/8/99
      --------------------------------          --------------------------------

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